EXHIBIT 99.1

Global Payment Technologies Announces Fiscal 2005 First-Quarter Results

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Feb. 2, 2005--Global Payment Technologies, Inc. (NASDAQ:GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2005 first-quarter results.


               Summary of Financial Highlights
       (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                              Three Months Ended 12/31
----------------------------------------------------------------------
                              2004       2003               Change
----------------------------------------------------------------------
Net Sales                    $7,752     $4,333                79%
----------------------------------------------------------------------
Net Income (Loss)              $180      ($988)      greater than 100%
----------------------------------------------------------------------
Net Income (Loss) Per Share
    Basic                     $0.03     ($0.18)             $0.21
    Diluted                   $0.03     ($0.18)             $0.21
----------------------------------------------------------------------

    Thomas McNeill, GPT Vice-President and CFO, stated, "We have achieved our second straight quarter of profitability and maintained steady improvement in revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Net income of $180,000 exceeds comparisons to both the year ago period and our most recent quarter ended September 30, 2004 of ($988,000) and $117,000, respectively. Sales for the quarter increased by 79% and 7% as compared with the year ago period and our quarter ended September 30, 2004, respectively. Turning to EBITDA, we have made tremendous improvements in the last three quarters going from $431,000, to $619,000 to $897,000 this quarter, resulting in a trailing three quarters of almost $2 million EBITDA."
    The following is a reconciliation of EBITDA, see note 1, (in 000s) for the three months ended:


                                  12/31/04     9/30/04       6/30/04
                                  --------     --------      --------
Net income (loss) before
 provision for income taxes         $183         $99          ($108)

Depreciation and amortization
 expense                             468         376            392

Amortization of debt discount        212         110            113

Interest expense, net                 34          34             34
                                     ----        ----           ----
Total EBITDA                        $897        $619           $431
                                  ========     ========       =======

    Net sales for the quarter increased 79% to $7.8 million as compared with $4.3 million in the same prior year period due to increased gaming sales of $3.8 million, primarily in Russia and to the Company's Australian affiliate, partially offset by decreased sales of $374,000 to the beverage and vending market. Gross profit increased to $2,024,000, or 26.1% of sales this quarter, as compared with $815,000, or 18.8% of sales in the same year ago period. This increase in our gross profit percentage was primarily the result of achieving a 79% sales increase while at the same time leveraging off of existing fixed manufacturing costs, offset slightly by a decrease in margins due to the mix of products sold during the quarter.
    Operating expenses decreased to $1,675,000, as compared with $1,852,000 in the same year ago period, primarily due to the Company's cost reduction initiatives completed in December 2003. Finally, interest expense increased to $246,000, as compared with $32,000 in the same year ago period. This increase is the result of amortization expense related to the debt discount in the amount of $212,000, as compared to none in the year ago period. This quarter, amortization expense includes a charge in the amount of $122,000 for the acceleration of debt discount as a result of the conversion of $373,000 of the Company's term note into 87,000 shares of common stock.
    Tom Oliveri, GPT's President and CEO stated, "We are pleased with the trend we have established in the last several quarters resulting in our second quarter of net income, and EBITDA for the last three quarters approaching $2 million. Our overall sales efforts, and the results in Russia, specifically, remain strong with industry reports suggesting continued dynamic growth in this market. And finally, at the recent London ICE show, we received very positive feedback and interest on our newest products, Advantage and SA-4, as we continue to focus on diversification of our customer base and the products we offer."
    Mr. McNeill continued, "We continue to be pleased by many substantial improvements including four consecutive quarters of increased revenue, the last three of which were all in excess of $7 million. We have also achieved five sequential quarters of reduced net losses / profit improvements with the last two quarterly results being profitable. In addition, our increased revenue and product cost reduction initiatives have helped us achieve steady progress in improving our gross profit percentage in the last several quarters from 17.9%, to 23.6%, to 25.2%, to 26.1% this quarter, all heading toward achieving our goal of 30% gross profit margins at or about these sales levels.
    "With respect to our financial condition, during the quarter we reduced total convertible debt outstanding by $423,000 to $1.8 million at December 31, 2004, which was comprised of a $1 million term note and $750,000 Minimum Borrowing Note. From January 1, 2005 through today, an additional $260,000 of the term note was converted into 61,000 shares of common stock, thus reducing our debt and eliminating principal payments until February 2006. With respect to our cash position, we ended December 31, 2004 with another record high of $4 million, which compares to $3.5 million at September 30, 2004, and $1.5 million a year ago."

    Note 1: GPT utilizes the financial measure of EBITDA, which is not defined under United States generally accepted accounting principles. Management uses this measure because it is a widely accepted financial indicator and is used by investors and analysts to measure performance. EBITDA is not intended to represent cash flows or an alternative to net income, and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.
    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)

                                               unaudited
                                               12/31/04     9/30/2004
                                               -----------------------
      ASSETS
  --------------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                      $4,021     $3,453
  ACCOUNTS RECEIVABLE, NET                        4,552      4,165
  INVENTORY                                       2,674      2,573
  PREPAID EXPENSES AND OTHER CURRENT ASSETS         509        404
  INCOME TAXES RECEIVABLE                             -        115
                                                ----------------------

     TOTAL CURRENT ASSETS                        11,756     10,710

INVESTMENTS IN UNCONSOLIDATED AFFILIATES          1,882      1,811
PROPERTY AND EQUIPMENT, NET                       1,971      2,134
CAPITALIZED SOFTWARE COSTS, NET                   1,444      1,612
                                                ----------------------

     TOTAL ASSETS                               $17,053    $16,267
                                                ======================


                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                $2,650    $2,273
  ACCRUED EXPENSES AND OTHER CURRENT
   LIABILITIES                                     1,180     1,280
  CURRENT PORTION OF LONG-TERM DEBT, NET OF
   DISCOUNT                                          106       253
                                                ----------------------

  TOTAL CURRENT LIABILITIES                        3,936     3,806

 LONG-TERM DEBT, NET OF DISCOUNT                   1,290     1,354

                                                ----------------------
  TOTAL LIABILITIES                                5,226     5,160
                                                ----------------------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                         60        59
 ADDITIONAL PAID-IN CAPITAL                       11,230    10,800
 RETAINED EARNINGS                                 1,463     1,283
 ACCUMULATED OTHER COMPREHENSIVE INCOME              573       464
                                                ----------------------
                                                  13,326    12,606
LESS: TREASURY STOCK                              (1,499)   (1,499)
                                                ----------------------

TOTAL SHAREHOLDERS' EQUITY                        11,827    11,107
                                                ----------------------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $17,053   $16,267
                                                ======================


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN OOOs EXCEPT SHARE AND PER SHARE DATA)


                                                 (unaudited)
                                                 ------------
                                              THREE MONTHS ENDED
                                                  DECEMBER 31,

                                                2004            2003
                                              ----------     ---------


NET SALES                                       $7,752        $4,333

GROSS PROFIT                                     2,024           815

OPERATING EXPENSES                               1,675         1,852

                                              ----------  ------------
INCOME (LOSS) FROM OPERATIONS                      349        (1,037)
                                              ----------  ------------

OTHER (EXPENSE) INCOME:
 EQUITY IN INCOME OF UNCONSOLIDATED
  AFFILIATES (1) (2)                                80            87
 INTEREST EXPENSE                                 (246)          (32)
                                              ----------  ------------
TOTAL OTHER (EXPENSE) INCOME                      (166)           55
                                              ----------  ------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME
 TAXES                                             183          (982)

PROVISION FOR INCOME TAXES                           3             6
                                              ----------  ------------

NET INCOME (LOSS)                                 $180         ($988)
                                              ==========  ============

PER SHARE INFORMATION:
   BASIC                                         $0.03        ($0.18)
                                              ==========  ============
   DILUTED (3)                                   $0.03        ($0.18)
                                              ==========  ============

COMMON SHARES USED IN COMPUTING
PER SHARE AMOUNTS:
   BASIC                                     5,625,359     5,550,516
                                             ===========  ============
   DILUTED  (3)                              5,780,798     5,550,516
                                             ===========  ============


(1) FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003, INCLUDES $87,000 AND $80,000, RESPECTIVELY, WHICH REPRESENTS THE
    RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES.

(2) EXCLUSIVE OF FOOTNOTE (1),  EQUITY IN (LOSS)INCOME OF
    UNCONSOLIDATED AFFILIATES WAS ($7,000) AND $7,000 FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003, RESPECTIVELY.

(3) FOR THE THREE-MONTHS ENDED DECEMBER 31, 2003, THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.


    CONTACT: Global Payment Technologies, Inc.
             Thomas McNeill, 631-231-1177 ext. 273
             or
             PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com